UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 16, 2007

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6625 The Corners Parkway, Suite 100, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code  (678) 282-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 16, 2007, Vyyo Inc. (the “Registrant”) announced that it had entered into an Employment Agreement with Robert K. Mills, to serve as the Registrant’s Chief Financial Officer (the “Employment Agreement”), effective as of August 1, 2007 (the “Effective Date”).  A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

Mr. Mills, age 43, served as the Chief Financial Officer of Tri-S Security Corporation (NASDAQ:  TRIS), from 2005 to 2007 where he was involved in building the company through acquisitions, raising capital, and optimizing return on investment by creating operational efficiencies.  Previously, Mr. Mills spent six years as Chief Financial Officer of Knology, Inc., a broadband communications provider in the Southeastern United States.  From 1994 to 1999, Mr. Mills was Vice President, Treasurer and Strategic Planning for Powertel, Inc., a wireless telephone service provider that was acquired by VoiceStream, a Deutsche Telekom subsidiary, in 2000.  Mr. Mills worked seven years for Arthur Anderson & Co., last serving as Audit and Business Advisory Manager.  A graduate of Emory University with a B.A. in Economics and History of Art, Mr. Mills holds an MBA from Tulane University.  Mr. Mills is a member of the Georgia Society of CPAs and Association of Financial Professionals.

The Employment Agreement is for a two-year term, with automatic one-year renewals, subject to termination upon prior notice by either party.  Mr. Mills will receive a $25,000 signing bonus and an annual base salary of $245,000, which will be reviewed on or before December 31, 2007 and thereafter based on Mr. Mills’ services and the Registrant’s financial results.  Mr. Mills is eligible to receive employee benefits available to all employees and may become eligible to receive an annual cash bonus up to 60% of his then-current annual salary based on performance objectives to be agreed to by Mr. Mills and the Registrant’s Chief Executive Officer.  The Registrant will recommend to its Compensation Committee that Mr. Mills be granted a stock option to purchase 150,000 shares of the Registrant’s common stock subject to the Registrant’s standard vesting for new employees:  25% to vest at the one year anniversary of the grant with the remaining vesting in equal monthly installments for the next 36 months.  The exercise price of the stock options will be the closing price of the Registrant’s common stock on the date of grant.

If the Employment Agreement is terminated without “Cause” (as defined therein) before the initial two-year term, the Registrant must pay Mr. Mills severance equal to six months of his annual salary (without bonus), payable over such period in accordance with the Registrant’s usual payroll practices.

If Mr. Mills’ employment is terminated upon a “Change of Control” (as defined in the Employment Agreement), Mr. Mills shall be entitled to (a) in lieu of the severance described in the foregoing paragraph, severance equal to his annual salary in effect during the year in which a Change of Control occurs; (b) immediate vesting of all unvested stock options; and (c) continuation of life, health, disability, vision, hospitalization, dental and other insurance coverage for one year for Mr. Mills and his spouse and dependent children.  If upon a Change of Control Mr. Mills is offered employment by the Registrant’s successor with responsibilities substantially similar to those in the Employment Agreement and Mr. Mills does not accept the offer, 33.3% of Mr. Mills’ stock options will immediately vest.  If upon a Change of Control Mr. Mills accepts employment by the Registrant’s successor with responsibilities substantially similar to those in the Employment Agreement, 33.3% of Mr. Mills’ stock options will immediately vest.  If Mr. Mills terminates his employment for Good Reason (as defined in the Employment Agreement) with the Registrant’s successor on or after the six-month anniversary of the Effective Date of the Employment Agreement, all remaining stock options held by Mr. Mills will immediately vest.

A copy of the press release announcing the foregoing management changes is attached hereto as Exhibit 99.1.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above for a description of the appointment of Mr. Mills as the Registrant’s Chief Financial Officer and details regarding the material terms of the Employment Agreement.

Mr. Mills succeeds Arik Levi, who will serve in an advisory capacity during the transition.

Item 9.01.              Exhibits.

Item 9.01(d)

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Robert K. Mills, effective as of August 1, 2007.
99.1	Press Release of Vyyo Inc. dated July 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: July 17, 2007	By:	/s/ Tashia L. Rivard
Tashia L. Rivard
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement of Robert K. Mills, effective as of August 1, 2007.
99.1	Press Release of Vyyo Inc. dated July 16, 2007.